Exhibit 10.28
PERFORMANCE AWARD AGREEMENT
HERCULES OFFSHORE
2004 LONG-TERM INCENTIVE PLAN
     This Performance Award Agreement (the “Agreement”) is made and entered into by and between Hercules Offshore, Inc., a Delaware corporation (the “Company”), and John T. Rynd (the “Participant”) as of January 1, 2011 (the “Grant Date”).
W I T N E S S E T H
     WHEREAS, the Company has adopted the Amended and Restated Hercules Offshore 2004 Long-Term Incentive Plan (the “Plan”) to strengthen the ability of the Company to attract, motivate and retain Employees, Outside Directors and Consultants who possess superior capabilities and to encourage such persons to have a proprietary interest in the Company; and
     WHEREAS, the Compensation Committee of the Board of Directors of Hercules Offshore, Inc. believes that the grant to the Participant of a Performance Award, as described herein, is consistent with the stated purposes for which the Plan was adopted; and
     NOW, THEREFORE, in consideration of the mutual covenants and conditions hereafter set forth and for other good and valuable consideration, the Company and the Participant agree as follows:
     1. Performance Award. In order to encourage the Participant’s contribution to the successful performance of the Company, and in consideration of the covenants and promises of the Participant herein contained, the Company hereby grants to the Participant as of the Grant Date this Performance Award (“Award”), subject to the conditions and restrictions set forth in this Agreement and in the Plan.
     2. Vesting and Payment.
(a)	This Award shall vest if, and only if, the following requirements (the “Vesting Requirements”) are satisfied. The Vesting Requirements are:
(i)	Participant remains continuously employed by the Company from the Grant Date until the earlier of (1) December 31, 2013, or (2) the date on which a Change in Control of the Company occurs (such earlier date being referred to herein as the “Vesting Date”); and

(ii)	The Average Share Price is at least $5.00.
The term “Average Share Price” shall mean the average of the closing prices for one share of Common Stock of the Company reported on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed for each day on which such a price is reported during the period of ninety (90) calendar days ending on the day prior to the Vesting Date.

(b)	If the Vesting Requirements are satisfied, the Participant shall vest, as of the Vesting Date, in the right to an amount, less applicable withholding (the “Retention Payment”), equal to the product of
(i)	250,000,

(ii)	A percentage determined by dividing (1) the lesser of the Average Share Price, and $10.00, by (2) $10.00, and

(iii)	The lesser of the Average Share Price and $10.00.
(c)	The Company shall pay the Retention Payment to the Participant in a single, lump sum cash payment during the thirty (30) calendar day period beginning on the first day after the Vesting Date. No other amounts shall be owed or paid under this Agreement.

     3. Restrictions on Transfer. If the Participant should die on or after the Vesting Date and before receiving payment of the Retention Payment, the Retention Payment shall be paid to the Participant’s Beneficiary designated in accordance with the Plan, if any, and if no such Beneficiary is designated, then to the estate of the Participant. Except as provided in the preceding sentence of this Paragraph 3, no right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If the Participant or his Beneficiary hereunder shall become bankrupt or attempt to transfer, anticipate, alienate, assign, sell, pledge, encumber or charge any right or benefit hereunder, other than as contemplated by this Paragraph 3, or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution, sequestration, or any other form of process or involuntary lien or seizure, then such right or benefit shall cease and terminate.
     4. Effect of Termination of Employment. Vesting in the Performance Award is conditioned upon, among other things, Participant’s continuous employment by the Company from the Grant Date until the Vesting Date. Termination of the Participant’s employment with the Company by any means prior to the Vesting Date shall result in forfeiture of the Performance Award.
     5. Limitation of Rights. Nothing in this Agreement or the Plan shall be construed to:
(a)	give the Participant any right to be awarded any other Award in the future, even if other Awards are granted on a regular or repeated basis, as grants of Awards are completely voluntary and made solely in the discretion of the Committee;

(b)	give the Participant or any other person any interest in any property, including but not limited to, any fund, asset or assets or shares of Common Stock of the Company or any Subsidiary; or

(c)	confer upon the Participant the right to continue in the employment or service of the Company or any Subsidiary, or affect the right of the Company or any Subsidiary to terminate the employment or service of the Participant at any time or for any reason.
     6. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Participant may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.
     7. Governing Law. This Award Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware.
     8. Definitions. All capitalized terms in this Agreement shall have the meanings ascribed to them in the Plan unless otherwise defined in this Award Agreement.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officers thereunto duly authorized, and the Participant has hereunto set his hand as of the day and year first above written.

HERCULES OFFSHORE, INC.

By:	/s/ James W. Noe

	Name:	James W. Noe
	Title:	Senior Vice President, General Counsel, Chief Compliance Officer

PARTICIPANT

Name:	/s/ John T. Rynd

	Name:	John T. Rynd

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